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                                                                  EXHIBIT 10.10



                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT, made and executed in duplicate, this 1st day of June, 1997, by and between OUTLOOK GROUP CORPORATION, a Wisconsin corporation, (hereinafter referred to as "Employer") and Joseph J. Baksha (hereinafter referred to as "Employee").

     EMPLOYER AND EMPLOYEE AGREE, for the consideration of the mutual promises and agreements hereinafter set forth, as follows:

1. EMPLOYMENT. Employer agrees to employ Employee as President and Chief Operating Officer to perform the duties related to said positions, and Employee hereby accepts and agrees to such employment. Employee shall perform the duties as are customarily performed by one holding such positions in a business such as Employer's. Employee shall also unconditionally render other and related services and duties as Employer may assign to him or ask of him from time to time. Employer reserves the right to change from time to time the nature and scope of Employee's duties and position.

2. COMPENSATION. Employer agrees to pay Employee during the term of this Agreement, a compensation consisting of a salary to be determined annually, along with an incentive earnings opportunity, also to be determined annually, as provided in "Exhibit A", attached, which is a part of this Agreement.

     All compensation shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee. Employee shall not be entitled to any other compensation except as expressly provided for in this Agreement, or as provided for by the Compensation Committee of the Board of Directors.

3. SERVICES AND BEST EFFORTS OF EMPLOYEE. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talent perform all the duties that may be required of him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Employee agrees to devote his entire working time and attention to the performance of his duties for the Employer, except for authorized vacation periods or periods of illness.

     The expenditure of reasonable amounts of time for personal business, charitable, and professional business, charitable, and professional activities shall not be deemed a breach of this Agreement provided such activities do not materially interfere with the services to be rendered for Employer hereunder.


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4.   TERM AND TERMINATION.  The term of employment is for two(2) years, beginning June 1, 1997, and is renewable June 1, 1999. However, the agreement may be terminated by either party, at any time, with or without cause or reason, upon thirty (30) calendar days written notice being given to the other party of such termination. In the event of Employer initiated termination for any reason, other than dishonesty, fraud which has an adverse impact on the Employer in excess of Ten Thousand Dollars ($10,000.00) in the aggregate, or violation of paragraphs 8 or 9 of this agreement, the Employee shall be entitled to receive his bi-weekly salary each two weeks for a period of twenty-six (26) two-week periods following the termination date. (Also, employee will receive any bonus earned through the last day of active employment.)

     In the event there is a change of control of the employer and one of the below listed events occurs, said employee will then be entitled to continue in the Corporate Benefit Programs as addressed in Point #7 plus receive his bi-weekly salary each two weeks for a period of fifty-two (52) two-weeks periods following the date in which the below listed event occurs. (Also, employee will receive any bonus earned through the last day of active employment.)

     Referred to events as mentioned above:

          a. The employee is terminated by the employer for reasons other than dishonesty, fraud which has an adverse impact on the employee of ten-thousand dollars ($10,000) in aggregate or violation of paragraph 8 or 9 of this agreement.
          b. Change in employment status as it relates to relocation, authority or compensation and said employee terminates his employment.
          c. An employment agreement is not renewed within ninety (90) days prior to the listed expiration date of this agreement and said employee terminates his employment.

5. VACATION. Employee shall be entitled to the number of vacation days authorized from time to time by Employer. If vacation is not taken, the same shall not become cumulative, nor shall the Employee draw extra compensation if he does not take his vacation. The time of Employee's vacation shall be determined by the Employee, with provision for on-going business responsibilities during his absence arranged by the Employee.

6. EXPENSE REIMBURSEMENT. During the period of his employment, Employee shall be reimbursed for all of his reasonable and necessary expenses actually incurred in the performance of service and duties for Employer, in accordance with the general policy of Employer, authorized and adopted from time to time. Employee's expenses shall be recorded on an itemized expense account.

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7.   EMPLOYEE BENEFITS.  During the period of his employment, Employee shall be entitled to participate in Employee benefit plans authorized and adopted from time to time by Employer, and any other benefits authorized by the Compensation Committee of the Board of Directors.

8. COVENANT NOT TO COMPETE. In connection with the employment of Employee pursuant to this Agreement, Employee hereby agrees, acknowledges, and recognizes that the following are important to Employer and that one or more of the following are expected to be or become applicable to this employment relationship: (a) on account of this employment, Employee will acquire important business information about Employer including but not limited to Employer's products and method of doing business, which information if used, disclosed, or applied other than for Employer's benefit can be expected to cause serious and substantial damage to Employer; (b) Employee's service with Employer may result in frequent contact with customers of Employer which may result in close relationships and the association of Employer's good will with Employee; (c) Employer's business information and customer relationships are significant assets owned by Employer which are developed by substantial investment of time and effort; Employer's business information and the identity of Employer's customers are not meant to be generally or specifically known by or disclosed to actual or potential competitor(s) of Employer; (d) Employer has a legitimate interest in protecting its business information and relationships; (e) Employee's skills and knowledge of Employer's business information and relationships are of an unique nature which will be further developed and acquired during Employee's employment with Employer: and (f) Employer has a legitimate interest in protecting its good will, customer lists and relationships, products, method of doing business, and other business information, by means of enforcement of this Covenant Not To Compete set forth in this Paragraph.

     Employee further acknowledges that in the course of his employment with Employer, Employee is placed in a position of trust and confidence by Employer with respect to Employer's methods of doing business and with respect to Employer's customers. This Covenant Not To Compete is an inducement to cause Employer to execute this Agreement and as a condition and in consideration of such employment, and continued employment, raises, promotions and/or other benefits provided to Employee by Employer.

     Employee covenants and agrees with Employer that at all times during the term of his employment with Employer and for a period of six (6) months after the termination of his employment with Employer for any reason whatsoever, with or without cause, Employee shall not, either directly or indirectly, engage in or participate in any capacity, whether as an employee, independent contractor, owner, partner,

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     stockholder, officer, director, consultant, sole proprietor, co-venturer, agent, or otherwise, with or without compensation, in or with any business enterprises, of any kind, which is competitive with the business in which the Employer was engaged at any time during the one (1) year period immediately prior to termination of Employee's employment with Employer. Notwithstanding the foregoing, this Covenant Not To Compete is not intended to prohibit the Employee from working for an employer having multiple divisions, one or more of which divisions is engaged in a business which is competitive with Employer's business, so long as the Employee is not employed by or does not provide services to or perform work for any competing division and so long as Employee does not disclose confidential information to the other employer, or any of its divisions, regarding any aspect of Employer's business.

     This Covenant Not To Compete shall be limited to the geographical areas within the field or area of Employer's activities during the course of Employee's employment with Employer. This Covenant Not To Compete applies to all competition occurring within the geographical area specified, even though the headquarters or office of the competitor may be outside of the area specified.

 9. CONFIDENTIAL INFORMATION AND RECORDS. Employer is engaged or will engage in a very competitive industry and marketplace. Employer expects to accumulate substantial know-how and other information, at much effort and cost, all of which is not generally known, relating to all or some of the following: its existing and contemplated products, services, procedures, methods of doing business, machinery and equipment, compositions, technology, formulas, know-how, methods of production and providing services, research and development programs and plans, sales and marketing methods, existing and prospective customers and suppliers, customer lists, customer usages and requirements, financial matters, contractual and other agreements or business relationships, and other confidential business information, trade secrets and data (all hereinafter referred to as "Confidential Information"). This Confidential Information is essential to the well-being and success of Employer.

     Employee acknowledges that his employment entails a position of trust, and that Employee has or will have access to Confidential Information. Employee further acknowledges that such Confidential Information is vital to the personal development, advancement, and economic security of each person who looks to Employer as the principal means for providing continuing opportunities for personal growth and promotion, and that the acquisition of such Confidential Information by a competitor of Employer would not only injure Employer, but



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     would also put Employer's personnel and their jobs in jeopardy.

     For the above reasons, as an inducement to cause Employer to execute this Agreement, and in further consideration of Employee's employment and continued employment, raises, promotions, and/or other benefits provided to Employee by Employer, Employee agrees as follows: (i) except as required by Employee's duties to Employer, not to at any time directly or indirectly disclose to or use for others or appropriate for his own personal use or cause to be used by others any Confidential Information without first obtaining the written consent of Employer to do so; (ii) all records and other writings of Confidential Information prepared by Employee, or which come into his possession or control, or which he has access to, are and shall remain the exclusive property of Employer, and upon termination of Employee's employment, Employee will not remove any such records or copies thereof, but all shall be left with Employer, and any such records or copies not with Employer and in Employee's possession or control, shall be, upon termination of employment, immediately returned to Employer along with any other property of Employer.

     The requirements of this Paragraph shall apply during the time of Employee's employment with Employer and thereafter unless it can be conclusively demonstrated that such Confidential Information (i) has through no act or fault of Employee become part of the public domain, or
     (ii) is no longer important or to be kept confidential for the protection or well-being of Employer.

10. INJUNCTIVE RELIEF; EMPLOYEE'S ACKNOWLEDGMENT. Employee acknowledges that any actual or threatened breach of (i) the Covenant Not To Compete set forth herein or (ii) the provisions regarding Confidential Information and records set forth herein, is likely to result in immediate and irreparable harm to Employer. Employee also acknowledges and admits that there may be no adequate remedy at law for his breach or a threatened breach and therefore Employer shall be entitled to immediate equitable relief by way of both temporary and permanent injunctions, (including compensatory injunctions prohibiting Employee from engaging in the restricted activity for the full period of the agreed time plus the additional period of time equal to the term of any violation of such restrictive covenant) and also money damages insofar as can be determined under the circumstances, and such further relief as any court with jurisdiction may deem just and proper.

     Furthermore, Employee shall be responsible to pay to Employer all Employer's actual and reasonable attorneys' fees and other legal costs occasioned by and successful enforcement of this Agreement. Nothing contained in this Agreement shall prevent Employer from availing itself from any other right or remedy

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     to which Employer is entitled under this Agreement or otherwise, and the parties agree that all rights and remedies available to Employer are cumulative including but not limited to injunctive relief, money damages from Employee.

     Employee further acknowledges that the restrictions (including as to time and geography) contained in the provisions for the Covenant Not To Compete and relating to the Confidential Information of Employer are reasonable and are not now (and are not expected to be in the future) onerous, harsh, or oppressive. Employee further acknowledges that these restrictions do not, and are not expected to in the future, create or result in a hardship to Employee in pursuit of a livelihood or in the support of himself or his dependents, whether or not he is employed by Employer. Employee further acknowledges that after termination of his employment with Employer, he will be reasonably able to earn a livelihood without violating this Covenant Not To Compete and the provisions relating to Confidential Information. Employee hereby agrees that the Covenant Not To Compete and the provisions relating to Confidential Information of Employer shall survive Employee's termination of employment with or without cause. Employee agrees to notify any prospective employer of the existence of this Agreement.

11. EMPLOYER'S AUTHORITY. Employee agrees to observe and comply with the rules and regulations of Employer, as adopted, created, or implemented from time to time by Employer's Board of Directors, respecting the performance of his duties. Although Employee may be an officer or director of Employer, he shall have no authority whatsoever to act unilaterally on behalf of the Employer under this Agreement regarding Employer's relationship with Employee.

12. PERSONAL CONTRACT. Employer is entering into this Agreement on account of the skills and knowledge of Employee, and this Agreement is personal as to Employee. Employee may not assign or delegate his rights and/or duties under this Agreement. This Agreement shall automatically terminate in the event that Employee is unable or unwilling to perform, or does not perform, his duties of employment hereunder.

13.  MISCELLANEOUS.

     a. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by all parties to this Agreement; and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties




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          further agree that the provisions of this section may not be waived except as herein set forth.

     b. The failure of Employer at any time to require performance by Employee of any provision expressed herein shall in no way affect or prejudice Employer's right thereafter to enforce such provision or any other provision; nor shall the waiver by Employer of any breach of any provision expressed herein be taken or held to be a waiver of such provision itself.

     c. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this contract shall be interpreted as if such invalid agreements or covenants were not contained herein.

     d. The captions which are underlined at the beginning of the paragraphs of this Agreement are chiefly for the purpose of convenience and if the same be in conflict with the text, the text shall control.

     e. It is the intention of the parties hereto that this Agreement shall be governed by its terms and construed in accordance with and under and pursuant to the internal laws of the state of Wisconsin.

     f. As used in this Agreement, words in the singular may mean the plural number and words used in the plural number may mean the singular number; and words used in any gender may mean any other gender.

     g. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives subject to the paragraph above entitled "Personal Contract."

     h. All notices required under this Agreement shall be duly given if delivered to the other party or mailed postage prepaid to the respective party's last known address. Notices shall be effective when personally delivered, or when sent by telegram, or by mail when sent by certified, registered, or regular mail and deposited in the United States mail, postage prepaid, and sent to the respective address of the other party.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written and by so executing, the parties acknowledge that they have read and fully understand all the terms and conditions included in this Agreement and acknowledge receipt of an executed copy of this Agreement.

Enclosure:  Exhibit "A"

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EMPLOYEE:                               FOR THE EMPLOYER:



----------------------------------      ----------------------------------
Joseph J. Baksha                        James Dillon
                                        Compensation Committee



                                        ----------------------------------
                                        Harold Bergman
                                        Compensation Committee



                                        ----------------------------------
                                        Pat Richter
                                        Chairperson
                                        Compensation Committee



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                                 EXHIBIT "A"

                       TO EMPLOYMENT AGREEMENT BETWEEN
                        OUTLOOK GROUP CORPORATION AND
                               JOSEPH J. BAKSHA

                            EFFECTIVE JUNE 1, 1997



COMPENSATION

1.   SALARY EFFECTIVE JUNE 9, 1997

     Employer agrees to pay Employee a bi-weekly salary, effective June 9, 1997, of $6,730.77 each two (2) weeks ($175,000 per year equivalent) on its regular payroll.

2.   INCENTIVE EARNINGS OPPORTUNITY EFFECTIVE JUNE 1, 1997

     Operating Income Level             Incentive

     $0 to $1,500,000                   None
     $1,500,001 to $4,300,000           5%
     $4,300,001 to above                3%

     This is a quarterly program that is annualized. Payments will be made quarterly with the fourth quarter distribution subject to the year end audit. Plan payment is maximized at 100% of participants salary.

3.   STOCK OPTION

     An additional 10,000 shares of Outlook Group's stock will be granted under the provisions of the Corporate 1990 Stock Option Plan. Stock option price will be determined in the future by the Compensation Committee.

     In the event change of control occurs and the stock option can not be granted employee will receive the value of the stock option based on a price of $5.00 per share and the price received by the shareholders in the change of control.

4.   CAR ALLOWANCE

     Monthly reimbursement rate is set for $550 which includes all auto related expenses including gas.

5.   Loan Agreement

     At the time the window to purchase stock on the public exchange becomes available to Officers of the Corporation the employer agrees to make available to the employee a loan in

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     the amount up to $100,000 to purchase said employer's stock.  The terms of this loan would be 5 years at the interest rate of the employer line of credit at the time of the loan.


EMPLOYEE:                               FOR THE EMPLOYER:
---------                               -----------------




------------------------                --------------------------
Joseph J. Baksha                        James Dillon
                                        Compensation Committee




                                        --------------------------
                                        Harold Bergman
                                        Compensation Committee



                                        --------------------------
                                        Pat Richter
                                        Chairperson
                                        Compensation Committee



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